PRESS RELEASE

Contacts:

Martin C. Cunningham	Keith R. Knox
Chairman & CEO	President
201-216-0100	201-216-0100

FOR IMMEDIATE RELEASE	June 24, 2008

HUDSON HOLDING CORPORATION ISSUES $4 MILLION OF SECURITIES

Jersey City, NJ, June 24, 2008: Hudson Holding Corporation (“Hudson” and the “Company”); OTC Bulletin Board: HDHL.OB-News) announced that on June 20, 2008 it closed on a private placement of $4 million of securities, with net proceeds to Hudson of $3.9 million after deducting offering costs. In connection with the financing, Hudson issued 8,000,000 shares of common stock (representing 17.7% of the outstanding stock) plus warrants to purchase an additional 4,000,000 shares of common stock anytime during the succeeding five years at a price of $0.75 per share. As a result of the financing, Hudson’s stockholder’s equity now exceeds $15 million. The Company intends to use the proceeds to further strengthen their balance sheet and to facilitate additional recruitment.

“We’re excited about this validation of our business model” said Marty Cunningham, Hudson’s Chairman and Chief Executive Officer. “Building a formidable reserve of working capital will permit Hudson to pursue a variety of strategic opportunities, including the acquisition of complementary businesses and the recruitment of additional proven producers”.

The private placement was made exclusively to an accredited investor on an unsolicited basis in a private transaction under Regulation D, exempt from the registration requirements of the Securities Act of 1933, as amended. The shares of common stock and the warrants issued in the private placement may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. Additional details will be provided in Hudson’s forthcoming current report on Form 8-K, which will soon be filed with the Securities and Exchange Commission.

Hudson Holding Corporation is a holding company and is the parent of Hudson Securities, Inc. and Hudson Technologies Inc.. Hudson Securities is a registered broker-dealer under the Securities Exchange Act of 1934, a member of the Financial Industry Regulatory Authority and meets the liquidity needs of brokers, dealers, institutions, and asset managers by making markets in over 9,000 Nasdaq, non-Nasdaq OTC, listed and foreign securities, with particular expertise in trading Nasdaq SmallCap, OTC Bulletin Board, and Pink Sheet securities. Hudson Technologies provides technology services to Hudson Securities and client companies.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.